EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form S-4, No. 333-11573; Form S-8, No. 333-41593; Form S-8, No. 333-50146; Form S-4, No. 333-76171; Form S-8, No. 333-76171; Form S-8, No. 333-53830; Form S-8, No. 333-82690; Form S-4, No. 333-124008; Form S-8, No. 333-124008; Form S-4, No. 333-132651; Form S-8, No. 333-172501; Form S-8, No. 333-172999; Form S-8, No. 333-200398; Form S-8, No. 333-217717; Form S-8, No. 333-223523; Form S-8, No. 333-238959; Form S-3, No. 333-261336; and Form S-3, No. 333-267245, all of Verizon Communications Inc. ("Verizon");

of our reports dated February 9, 2024, with respect to the consolidated financial statements of Verizon and the effectiveness of internal control over financial reporting of Verizon, included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Ernst & Young LLP
New York, New York

February 9, 2024